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                                                       OMB Number:   3235-0145
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                          UNITED STATES                Expires: August 31, 1999
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                                  SCHEDULE 13G
                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED

             PURSUANT TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)
                                 (Rule 13d-102)
                                (Amendment No. )

                               youticket.com inc.
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                                (Name of Issuer)


                         Common Stock, $.0001 par value
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                           (Title Class of Securities)


                                    987823101
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                                 (CUSIP Number)



                               February 28, 2000
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             (Date of Event which Requires Filing of this Statement)





     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                    |X|    Rule 13d-1(b)
                    |_|    Rule 13d-1(c)
                    |_|    Rule 13d-1(d)


                                Page 1 of 4 pages

                                  SCHEDULE 13G

CUSIP No.  987823101                                     Page 2 of 4 Pages
-------------------------                           ---------------------------

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1         NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

                   David Roff
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
          Instructions)*                                                (a)|_|
                                                                        (b)|_|
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3         SEC USE ONLY

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4         SOURCE OF FUNDS*(See Instructions)

                   PF- Personal Funds
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5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            |_|

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6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Canadian Citizen
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                            7        SOLE VOTING POWER

                                     1,017,096
                            ----------------------------------------------------
         NUMBER OF          8        SHARED VOTING POWER
          SHARES
       BENEFICIALLY         ----------------------------------------------------
         OWNED BY           9        SOLE DISPOSITIVE POWER
           EACH
         REPORTING                   1,017,096
          PERSON            ----------------------------------------------------
           WITH             10       SHARED DISPOSITIVE POWER

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11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,017,096
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12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

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13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          6.8%
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14        TYPE OF REPORTING PERSON*

          IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                Page 2 of 4 pages

Item 1.

         (a)        Name of Issuer: youticket.com inc.
         (b)        Address of Issuer's Principal Executive Offices:
                           4420 S. Arville, Suites 13 & 14
                           Las Vegas, Nevada 89103

Item 2.

         (a)        Name of Person Filing: David Roff
         (b)        Address of Principal Business Office:
                           c/o 133 Richmond Street West, Suite 401
                           Toronto, Ontario M5H 2L3

         (c)        Citizenship: Canadian Citizen

         (d)        Title of Class of Securities: Common Stock, $.0001 par value
         (e)        CUSIP Number: 987823101

Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:

         (a)  |_|   Broker or dealer registered under Section 15 of the Exchange
                    Act

         (b)  |_|   Bank as defined in Section 3(a)(6) of the Exchange Act

         (c)  |_|   Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act

         (d)  |_|   Investment company registered under Section 8 of the
                    Investment Company Act

         (e)  |_|   An investment in accordance with Rule 13d-1(b)(1)(ii)(E)

         (f)  |_|   An employee benefit plan endowment fund, in accordance with
                    Rule 13d-1(b)(1)(ii)(F)

         (g)  |_|   A parent holding company or control person in accordance
                    with Rule 13d-1(b)(1)(ii)(G)

         (h)  |_|   A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act

         (i)  |_|   A church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment
                    Company Act

         (j)  |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

Item 4.  Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount Beneficially Owned: David Roff beneficially owns an aggregate of 1,017,096 shares of Common Stock of youticket.com inc.

         (b)        Percent of Class: 6.8%

         (c)        Number of shares as to which such person has:
                    (i)  sole power to vote or to direct vote: 1,017,096
                    (ii)  shared power to vote or to direct vote:
                    (iii) sole power to dispose or to direct the disposition of: 1,017,096
                    (iv) shared power to dispose or to direct the disposition of:

Item 5.  Ownership of Five Percent or Less of a Class

         N/A

                                Page 3 of 4 pages

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February 28, 2000
                                            ---------------------------
                                                        Date

                                               /s/ David Roff
                                            ---------------------------
                                                     Signature

                                Page 4 of 4 pages